UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 10, 2012

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive
Falls Church, Virginia	22042
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 876-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 14, 2012, CSC announced that it has appointed Paul N. Saleh as vice president and chief financial officer.  Mr. Saleh’s employment will commence on May 23, 2012 and his service as the Company’s chief financial officer upon the retirement of Michael J. Mancuso who is expected to retire upon the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2012.

Mr. Saleh will receive an annual base salary of $700,000 for the Company’s 2013 fiscal year, with a target annual cash incentive opportunity equal to 100% of his annual base salary.  In addition, for each of the Company’s next three fiscal years (beginning with 2013, our current fiscal year), he will be granted an annual long-term equity incentive award with an approved value of 400% of his annual base salary, in each case with terms and conditions generally applicable to awards granted to other senior executive officers of the Company.  Forty percent (40%) of each annual equity award will be delivered in stock options and the remaining 60% in performance-vested restricted stock units (or such other proportion as may be determined by the Compensation Committee of the Company’s Board of Directors from time to time).  The number of shares subject to each annual long-term equity incentive award will be determined in accordance with the Company’s Equity Grant Policy.

Mr. Saleh will also be awarded a one-time inducement equity grant of 35,000 restricted stock units (“Inducement RSUs”), which will vest on the third anniversary of the grant date, subject to Mr. Saleh’s continued employment with the Company.  The Inducement RSUs will automatically vest in the event Mr. Saleh is terminated without “cause” prior to the scheduled vesting date (as such term is defined in the Company’s Severance Plan for Senior Management and Key Employees) (“Severance Plan”).

Mr. Saleh will be eligible to receive additional restricted stock units (referred to as “Career Shares”), which are granted to a limited number of key executives of the Company who are not participants in the Company’s Supplemental Executive Retirement Plan and Excess Plan, both of which were closed to new participants in 2007.  Mr. Saleh’s Career Shares generally will have the same terms and conditions applicable to Career Shares granted to other eligible senior executives, except that his Career Shares will vest once he has obtained five years of service with the Company.

Mr. Saleh also will be eligible to participate in the Severance Plan, which provides for certain post-employment severance payments in connection with a change in control, as well as other employee benefit programs generally available to employees of the Company. Mr. Saleh will not be eligible to receive excise tax gross ups, as excise tax gross ups have been eliminated for persons who become participants in the Severance Plan in Fiscal Year 2009 and thereafter.

Mr. Saleh will execute and be subject to the Company’s standard non-competition and non-solicitation agreement.  The standard non-competition and non-solicitation agreement provides that Mr. Saleh will be subject to certain restrictive covenants, including (i) non-disclosure restrictions, (ii) non-solicitation of the Company’s employees, clients and prospective clients during the term of his employment and for a period of twenty-four months thereafter, and (iii) non-competition during the term of employment and for a period of twelve months thereafter.

Prior to joining the Company, Mr. Saleh, 55, served as the Chief Financial Officer of Gannett Co. Prior to his tenure at Gannett Co., from 2008-2010, Mr. Saleh was a Managing Partner from at Menza Partners, an operational and financial advisory group focusing on media, telecommunications, and technology industries.  Prior to that, he served as Chief Financial Officer of Nextel Communications from 2001 to 2007 and as Interim Chief Executive Officer of Sprint Nextel until 2008.  He served as senior vice president and CFO of Walt Disney Communications where he held various other senior positions since 1997.  Additional details of Mr. Saleh’s professional biography can be found in the press release.

A press release announcing Mr. Saleh’s appointment is attached hereto as Exhibit 99.1 and is incorporated herein by reference and made a part hereof.

Item 9.01.  Financial Statements and Exhibits

(d) Exhibits

The following Exhibits are filed herewith:

Exhibit	Description

99.1	Press Release dated May 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: May 14, 2012	By:	/s/ Michael J. Mancuso
Michael J. Mancuso
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release dated May 14, 2012